Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

February 9, 2024

Unifoil Holdings, Inc.
12 Daniel Road East
Fairfield, New Jersey 07004

Ladies and Gentlemen:

We have acted as counsel to Unifoil Holdings, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (File No. 333-272817) (as amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), covering: (i) an underwritten public offering of up to 3,450,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be sold by the Company, which includes 450,000 shares of Common Stock that may be sold by the Company pursuant to the exercise of an option to purchase additional shares of Common Stock granted to the underwriters (the “Shares”); (ii) the resale of 215,154 shares of Common Stock to be offered and sold by the selling shareholders, or their permitted transferees, named in the Registration Statement (the “Selling Shareholders”), comprised of (a) 181,820 shares of Common Stock issuable upon the conversion of the Convertible Notes (as defined below) (the “Convertible Shares”) issued to each of the Selling Shareholders, and (b) 33,334 shares of Common Stock issued to Mitchell Silberberg & Knupp LLP as partial consideration for legal services provided to the Company in connection with its underwritten public offering (the “MSK Shares”, together with the “Convertible Shares,” the “Resale Shares”); and (iii) the issuance of warrants (the “Representative’s Warrants”) to purchase shares of Common Stock (the “Warrant Shares”), to be issued to the Representative (as defined below) of the several Underwriters (as defined below). We refer to the Shares, the Resale Shares, the Representative’s Warrants and the Warrant Shares, collectively, as the “Securities.” The Shares and the Representative’s Warrants to sold by the Company shall be pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered by and between the Company and Boustead Securities, LLC, as representative (the “Representative”) of the underwriters named therein (collectively, the “Underwriters”), the form of which has been filed as Exhibit 1.1 to the Registration Statement.

In connection with this opinion letter, we have (i) examined and relied upon (a) the Registration Statement, (b) the Company’s New Jersey certificate of incorporation, as amended, and bylaws, each of which was in effect until October 6, 2023, (c) the Company’s Nevada articles of incorporation and bylaws, filed as Exhibits 3.1 and 3.2, respectively, to the Registration Statement, each of which is currently in effect since October 6, 2023, (d) the form of Underwriting Agreement, (e) the form of Convertible Notes in the form filed as Exhibit 4.2, as amended in the form filed as Exhibit 10.30 to the Registration Statement (as amended, the “Convertible Notes”), (f) the form of Representative’s Warrants, (g) resolutions of the board of directors of the Company with respect to the issuance of the Securities and the Registration Statement and (h) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Securities will be sold at a price established by the board of directors of the Company or a duly authorized committee thereof.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinions are expressed only with respect to the New Jersey Business Corporation Act, Chapter 78 of the Nevada Revised Statutes and the law of the State of New York. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that: (i) when (a) the final Underwriting Agreement is duly executed and delivered by the parties thereto and (b) the Registration Statement becomes effective under the Act, the Shares will have been validly issued, fully paid and non-assessable; (ii) the Convertible Shares, when issued in accordance with the terms and conditions of the Convertible Notes, will be validly issued, fully paid and non-assessable; (iii) (a) the Representative’s Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, the Representative’s Warrants will be valid and binding obligations of the Company, and (b) the Warrant Shares, when and if issued upon exercise of the Representative’s Warrants in accordance with the terms of the Representative’s Warrants, will be validly issued, fully paid and non-assessable; and (iv) the MSK Shares are validly issued, fully paid and non-assessable.

The opinions above are limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion letter speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations thereunder.

Very truly yours,

/s/ Mitchell Silberberg & Knupp LLP